Exhibit 10.1

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the “Agreement”) is dated as of October 15, 2007, by and among Margie Chassman (the “Stockholder”), Collexis Holdings, Inc., a Nevada corporation (the “Company”) and William D. Kirkland, Chief Executive Officer of the Company (the “Trustee”).

RECITALS

A.    The Stockholder currently owns 30,999,456 shares (the “Initial Shares”) of the Company’s Common Stock (the “Common Stock”). The Stockholder currently owns no other shares of the Company’s capital stock.

B.    The Initial Shares constitute approximately 48.8% of the outstanding Common Stock as of the date of this Agreement.

C.    The Stockholder believes that it is in her best interests and in the best interests of the Company to transfer all of the Trust Shares (as hereinafter defined) to the Trustee in trust for the purpose of permitting the Trustee to vote those shares as provided in this Agreement.

D.    In accordance with the provisions of this Agreement, the Stockholder has agreed to deposit, or cause to be deposited, into the Trust: (i) the Initial Shares; and (ii) any other shares of the Company’s capital stock that the Stockholder hereafter acquires (including, without limitation, any shares of capital stock of the Company that may be issued upon the exercise of rights, warrants or options to purchase, or other securities convertible into or exchangeable for, the Common Stock) (collectively, the “Additional Shares”).

E.    The Stockholder desires to empower the Trustee to vote all of the shares of the Company’s capital stock that become subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the agreements contained in this Agreement, the parties hereby agree as follows:

1.    Definitions. For all purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires:

(i)     capitalized terms defined in the Recitals to this Agreement have the meanings assigned to them there;

(ii)    capitalized terms defined in other Sections of this Agreement have the meanings assigned to them there;

(iii)   all capitalized terms defined in this Agreement include the plural as well as the singular and vice versa, when the context requires; and

(iv)   where appropriate, all references to the masculine in this Agreement include both the feminine and the neuter, and vice versa, when the context requires.

“Chassman Affiliate” means: (i) a Chassman Family Member; (ii) an individual that is supported, directly or indirectly, to a material extent by Chassman or any Chassman Family Member; (iii) an individual that is (or has been during the past three months) employed directly or indirectly by Chassman or any Chassman Family Member; (iv) an individual or entity that is (or has been during the past three months) retained by Chassman or any Chassman Family Member as a consultant generally operating at the direction of Chassman or such Chassman Family Member; or (v) an entity that controls, is controlled by, or is under common control with, the Stockholder or any Chassman Family Member. Notwithstanding the foregoing, the following shall not be deemed to be a Chassman Affiliate for purposes of Section 3(c) and, pursuant to such Section 3(c), shall not be required to deposit shares of the Company into the Trust: officers, directors and employees of the Company who would not otherwise meet the definition of a Chassman Affiliate but for their position as an officer, director or employee of the Company or any subsidiary of the Company, including but not limited to any joint venture in which the Company has an interest.

“Chassman Family Member” means any former, existing or future spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Stockholder.

“control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of any entity, whether through the ownership of voting securities, by contract or otherwise.

“Excluded Shares” means: all shares of the Company’s capital stock acquired by all Chassman Affiliates in the aggregate on or after the date of this Agreement until the number of shares so acquired equals one percent (1%) of the Company’s issued and outstanding capital stock. Conversely, all shares of the Company’s capital stock acquired by all Chassman Affiliates in the aggregate on or after the date of this Agreement that are in excess of one percent (1%) of the Company’s issued and outstanding capital stock shall not constitute Excluded Shares.

“Trust Beneficiary” means the Stockholder and any other beneficial owner of shares of the Company’s capital stock who or that becomes subject to the terms and conditions of this Agreement.

“Trust Shares” means the Initial Shares, the Additional Shares and any other shares of the Company’s capital stock that become subject to the terms and conditions of this Agreement (including, without limitation, any Initial Shares or Additional Shares or other shares of the Company’s capital stock that are acquired by a Chassman Affiliate on or after the date of this Agreement), provided, however, that all Excluded Shares acquired on or after the date of this Agreement shall not be included in the definition of “Trust Shares” and will not be subject to the terms and conditions of this Agreement.

2.    Appointment of the Trustee. The Stockholder hereby appoints the Trustee to serve as the Trustee of the Collexis Holdings, Inc. Voting Trust, the trust established by this Agreement (the “Trust”), and the Trustee hereby accepts such appointment and agrees to act as Trustee of the Trust in accordance with the terms of this Agreement.

3.    Deposit of Shares.

(a)    Deposit of Initial Shares. Concurrently with the execution of this Agreement, the Stockholder will endorse in blank and assign and deliver to the Trustee all certificates for the Initial Shares and shall do all things necessary for the transfer of the Initial Shares to the Trustee on the books of the Company.

(b)    Deposit of Additional Shares. For so long as this Agreement remains in effect, the Stockholder agrees to deliver to the Trustee certificates for all Additional Shares hereafter acquired by the Stockholder or any Chassman Family Member immediately upon becoming the record or beneficial owner of those shares, duly endorsed for transfer or accompanied by duly executed instruments of transfer.

(c)    Deposit of Shares to be Acquired by a Chassman Affiliate. For so long as this Agreement remains in effect, the Stockholder agrees to cause any Chassman Affiliate who intends to acquire any Trust Shares (hereinafter, a “Chassman Affiliate Stockholder”): (i) to become a party to this Agreement; and (ii) to consent to the registration, transfer and issuance of those shares in the name of the Trustee (for the benefit of such Chassman Affiliate Stockholder). Thereafter, such Chassman Affiliate Stockholder shall be included within the definition of “Trust Beneficiary” for all purposes of this Agreement.

(d)    Release of Shares from Trust. If the Stockholder or any Chassman Affiliate Stockholder sells or transfers any of the Trust Shares to a third party (other than to the Stockholder, a Chassman Family Member, a Chassman Affiliate or a Chassman Affiliate Stockholder), then, upon the closing of such transaction or upon written notice thereafter, the Trust Shares so transferred shall be released from this Trust.

4.    Trustee’s Powers and Duties.

(a)    Voting Powers. Until the termination of this Agreement in accordance with Section 8, the Trustee shall have the right, in person or by proxy, to exercise all voting rights and powers in respect of the Trust Shares, and to take part in or consent to any corporate or stockholder’s action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors and in favor of or against any resolution or proposed action of any kind or character that may be presented at any meeting of the stockholders of the Company (whether at an annual or special meeting of stockholders of the Company or by written consent action of the stockholders of the Company), including without limitation the dissolution, consolidation, merger, reorganization or recapitalization of the Company.

(b)    Voting Procedures. With regard to any matter submitted to the Company’s stockholders for a vote (including by written consent), the Trustee shall give instructions to the Company (which may be done by executing and delivering a proxy) to the effect that the Trust Shares are being voted on such matter “on a pro rata basis proportionate to all other votes actually cast.” The Trustee shall vote the Trust Shares on a pro rata basis proportionate to all other votes, other than the Trust Shares, actually cast on the particular matter, except with respect to matters that under current or future Nevada law require approval by a class of outstanding shares of the Company, which class includes the Trust Shares, and in such event the Trust Shares shall be voted on a pro rata basis proportionate to all other votes of Shares of such class actually cast, other than Trust Shares, actually voting on the particular matter.

5.    Sales of Trust Shares. The Trustee shall have no authority to sell or otherwise dispose of or to pledge, encumber or hypothecate any of the Trust Shares. Subject to compliance with applicable securities laws and any contractual restrictions to which any Trust Beneficiary or the Trust Shares may be subject, the Trust Beneficiaries shall have the right, in their sole discretion, to sell or otherwise dispose of or to pledge, encumber or hypothecate, any of the Trust Shares, provided, however, that any such transfer to a Chassman Affiliate shall be subject to the condition precedent that such Chassman Affiliate agrees in writing to be bound by this Agreement.

6.    Dividends and Distributions on the Trust Shares. Upon the declaration of any dividends or the payment of any other distribution of the Company with respect to Trust Shares held for the benefit of the Trust Beneficiaries (other than pro rata distributions of additional voting shares of the Company, which shall be deposited into the Trust), the Trustee shall distribute or cause the Company to distribute all such dividends and distributions to the Trust Beneficiaries. In the event of the dissolution, liquidation or winding up of the Company during the term of this Agreement in such manner as to entitle the Trust Beneficiaries to liquidating dividends in respect of the Trust Shares, the Trustee shall distribute or cause the Company to distribute all such liquidating dividends with respect to the Trust Shares to the Trust Beneficiaries.

7.    The Trustee.

(a)    Company’s Chief Executive Officer as Trustee. The Trustee is the Company’s Chief Executive Officer as of the date of this Agreement, and he shall continue to serve as Trustee for as long as he serves as the Company’s Chief Executive Officer. Effective immediately on the retirement, removal or resignation of the Trustee from his position as Company’s Chief Executive Officer, the Trustee shall be deemed to have resigned from his position as Trustee, and in such event the Trustee’s successor as the Company’s Chief Executive Officer shall automatically become the Trustee, provided, however, that if for any reason there shall not be an immediate successor to the position of Chief Executive Officer, then the Company’s Secretary (and in the absence of the Secretary, the Company’s Chairman of the Board of Directors) shall thereupon assume the position of Trustee until a successor Chief Executive Officer is properly appointed or elected. Any successor Trustee shall enjoy all the rights, powers, interests and immunities of the Trustee as originally designated, and the title to the Trust Shares of any Trustee who may be replaced as provided above shall, upon such replacement, vest in the successor Trustee.

(b)    Relationship of Parties. The Trust created by this Agreement is not intended to be, and shall not be deemed to be, and shall not be treated as, a general partnership, limited partnership, joint venture, corporation, or joint stock company or association. The relationship of the Trust Beneficiaries to the Trustee shall be solely that of stockholder and beneficiary of the Trust created by this Agreement, and their rights shall be limited to those conferred by this Agreement.

(c)    Consultation with Outside Advisors. The Trustee may consult with legal counsel, which may be counsel to the Company or any of its affiliates or any of its or its affiliates’ officers, directors or partners.

(d)    Liability of Trustee. In voting on all matters that may come before any meeting of stockholders of the Company, the Trustee shall vote the Trust Shares in the manner prescribed by this Agreement, and it is understood that the Trustee shall not incur responsibility by reason of any error of judgment or of law or by any matter or thing done or omitted under this Agreement, except for his own individual gross negligence or willful misconduct. The Trustee shall always be protected and free from liability in acting upon any notice, request, consent, instruction, certificate, declaration, telefax, guarantee, affidavit, or other paper or document or signature reasonably believed by him to be genuine and to have been signed by the proper party or parties or by the party or parties purporting to have signed the same.

(e)    Trustee’ Indemnity. The Company shall indemnify, defend and hold harmless the Trustee against any and all losses, damages, liabilities, obligations, claims, demands, judgments, settlements, governmental investigations, costs and expenses of any nature whatsoever, including the reasonable fees and expenses of attorneys, accountants and consultants (collectively, “Damages”), incurred in connection with or arising from the performance of his duties under this Agreement (except for the Trustee’s gross negligence or willful misconduct). Such indemnification shall be paid as incurred and on demand, subject to an undertaking by the Trustee to repay if it is ultimately determined that he is not entitled to such indemnification. If any Trust Beneficiary shall request the Trustee to bring an action on his or her behalf, then such Trust Beneficiary shall pay in advance all the expense of prosecuting such action and shall indemnify, defend and hold harmless the Trustee against all Damages incurred in connection with such action. The Trustee shall have no obligation to commence or proceed with such suit unless he is satisfied that all necessary monies have been paid in advance for this purpose.

8.    Continuance and Termination of Trust.

(a)    Term and Termination. This Agreement shall become effective as of the date of this Agreement and shall terminate on the earlier of: (i) the 10th anniversary of the date of this Agreement; (ii) at such time as the aggregate Trust Shares represent, in the aggregate, less than 19% of the voting interest of the Company’s outstanding capital stock; provided, however, that notwithstanding the foregoing, this Agreement shall not terminate if its continued existence is required by a third party regulatory authority (e.g., if required as a condition to the continued listing of the Company’s, or any successor’s, equity securities on the principal trading market for such equity securities). Except as otherwise provided in this Agreement, the Trust created by this Agreement is hereby expressly declared to be irrevocable.

(b)    Consolidation, Exchange, Recapitalization. In the event of a consolidation, share-for-share exchange, recapitalization or other reorganization involving the Company, this Agreement shall be effective and shall remain in force for its full term, substituting, where appropriate, (i) new Trust Shares for the shares issued in such consolidation, exchange, recapitalization or other reorganization, and (ii) the successor’s Chief Executive Officer as the Trustee.

(c)    Actions Following Termination.

(i)    As soon as practicable after the termination of this Agreement, the Trustee shall by formal assignment of the Trust Shares cause the Company to deliver to the Trust Beneficiaries share certificates or securities representing the number of Trust Shares (together with any other property distributed in respect of such Trust Shares and not yet delivered to the relevant Trust Beneficiary).

(ii)   If any Trust Beneficiary cannot be located, the Trustee may in his discretion deliver the appropriate Trust Shares and/or other property to the Company for the benefit of the person or persons entitled to those Trust Shares and/or other property. Upon any such delivery, the Trustee shall be fully acquitted and discharged with respect to the delivery of those Trust Shares and/or other property.

9.    Inspection of Records. The Trustee shall keep at the Company’s principal executive office (the “Executive Office”), correct books of account of all business and transactions conducted under this Agreement, and a record of the names of all persons who are subject to this Agreement, showing their places of residence and the number and type of shares they delivered to the Trustee as provided in this Agreement.

10.    Miscellaneous.

(a)    Filing of Agreement. The Trustee shall cause to be filed a copy of this Agreement, and every amendment or supplement to it, in the registered office of the Company and at the Executive Office, which Agreement shall be open to the inspection by any Trust Beneficiary or any stockholder of the Company, or the attorney of agent of either, during business hours of the Company.

(b)    Successors and Assigns. This Agreement shall bind the Trustee, the Company and the Trust Beneficiaries and each and all of their respective heirs, executors, administrators, personal representatives, successors, assigns and permitted transferees, and shall inure to the benefit of the Trustee, the Company and the Trust Beneficiaries and their respective heirs, executors, administrators, personal representatives, successors, assigns and permitted transferees.

(c)    Notices. Unless otherwise expressly provided in this Agreement, all notices, requests, demands, instructions, documents and other communications to be given under this Agreement by any party to another shall be in writing, shall be sent to the address/fax number set forth below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of: (i) hand delivery; (ii) the first business day after sending by reputable overnight delivery service for next-day delivery; (iii) the fifth business day after sending by first class United States mail, postage prepaid; (iv) the time of successful facsimile transmission (or in the event the time of receipt of the fax in the city where the fax is received is not during regular business hours on a business day, then at the customary hour for the opening of business on the next business day); or (v) the date actually received by the other party:

If to the Stockholder:	(to be provided)
If to theTrustee:	William D. Kirkland Chief Executive Officer Collexis Holdings, Inc. 1201 Main Street Suite 980 Columbia, SC 29201 TEL: (803) 727-1113 FAX: (803) 727 1118
If to the Company:	Collexis Holdings, Inc. 1201 Main Street Suite 980 Columbia, SC 29201 TEL: (803) 727-1113 FAX: (803) 727 1118 ATTN: Corporate Secretary

(d)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one instrument.

(e)    Enforceability. If in any judicial proceedings, a court shall refuse to enforce any of the provisions of this Agreement, then such unenforceable provision shall be deemed modified or limited so as to effectuate, to the maximum extent possible, the parties’ expressed intent, and, if no such modification or limitation could render it enforceable, it shall be eliminated from this Agreement, and, in any event, the remaining provisions of this Agreement shall remain in full force and effect. Each of the parties to this Agreement shall take any and all actions necessary for the enforceability of this Agreement under Nevada law, including without limitation any necessary filings or actions required by Section 78.365 of the Nevada Revised Statute.

(f)    Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, understandings, arrangements and agreements. The Stockholder represents and warrants that this Agreement is fully integrated and not in need of parol evidence to reflect the intention of the parties. Moreover, the Stockholder acknowledges: (i) that she intends the literal words of the Agreement to govern and for all prior and contemporaneous negotiations, drafts and other extrinsic communications to have no significance or evidentiary effect; and (ii) that this Agreement has been fully negotiated by the parties and that accordingly it shall be construed “evenly” and not for or against any party. By signing this Agreement, the Stockholder further acknowledges that she has consulted with legal counsel about the effect of this Section and understands its effect.

(g)    Compensation of Trustee; Payment of Costs. The Trustee shall not be entitled to any compensation for his services as Trustee. The Trustee agrees that the Trust Beneficiaries shall have no obligation to pay to the Trustee any amount whatsoever as fees or in respect to the Trustee’s costs or expenses related to this Agreement, except as provided in Sections 7(e) and 10(k). The Trustee will look solely to the Company for reimbursement of any amounts he incurs or expends in connection with his duties under this Agreement, except as provided in Sections 7(e) and 10(k), and expressly waives any rights that he might otherwise have to charge the trust corpus for any costs, fees or expenses related to this Agreement, or to withhold any amounts from or set off any amounts against the shares he receives in trust or any distributions on those shares.

(h)    Amendment and Modification. This Agreement may not be amended without: (i) the prior written consent of the Company, acting by unanimous vote of the independent members of its Board of Directors; (ii) the written approval of the independent certified accounting firm that is at the time engaged as the Company’s primary outside auditor; and (iii) with respect to any proposed amendment to the definition of “Trust Shares” in Section 1, or to Section 3(d), Section 5, Section 6 or Section 8 only, a majority in interest of the Trust Beneficiaries; provided, however, that the parties to this Agreement may enter into any amendment of this Agreement, without regard to this Section, and each Trust Beneficiary hereby agrees to enter into such amendment, if that amendment is in the opinion of legal counsel to the Company necessary or appropriate to maintain compliance of this Agreement with the laws of the State of Nevada. Notwithstanding the foregoing, the substitution of a Trustee under this Agreement, the substitution, addition or subtraction of one or more Trust Beneficiaries under this Agreement, or the transfer or issuance of additional Trust Shares under this Agreement after the original date of execution of this Agreement, shall not be considered an amendment or modification requiring the prior approval specified in this Section 10(h).

(i)    Governing Law. This Agreement shall be governed by the internal laws of the State of Nevada without regard to its conflict of laws principles.

(j)    Section 78.365 of the Nevada Revised Statute. This Agreement is intended to create a voting trust pursuant to and subject to Section 78.365 of the Nevada Revised Statute. If for any reason the voting trust so established is determined to be invalid or unenforceable, this Agreement and the relationship of the parties under this Agreement shall be deemed to be and shall be reconstituted as a voting agreement under Section 78.365(3) of the Nevada Revised Statute, and all provisions of this Agreement shall apply to the maximum extent possible to effectuate the intention of the parties that the substantive provisions of this Agreement shall govern the voting of Trust Shares by or for the parties to this Agreement.

(k)    Equitable Remedies. Each of the parties hereby acknowledges and agrees that the legal remedies available, if the covenants and agreements made in this Agreement are violated, would be inadequate and that any party shall be entitled, without posting any bond or other security, to temporary, preliminary and permanent injunctive relief, specific performance and other equitable remedies in the event of such a violation, in addition to any other remedies that such party may have at law or in equity.

(l)    COUNSEL. THE STOCKHOLDER ACKNOWLEDGES THAT SHE HAS HAD THE OPPORTUNITY TO CONSULT WITH HER OWN LEGAL ADVISORS AND THAT THE LAW FIRM OF NELSON MULLINS RILEY & SCARBOROUGH LLP REPRESENTS THE COMPANY AND NOT THE STOCKHOLDER.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

“THE TRUSTEE”

/s/ William D. Kirkland
William D. Kirkland

“THE STOCKHOLDER”

/s/ Margie Chassman
Margie Chassman

“THE COMPANY” COLLEXIS HOLDINGS, INC.

By:	/s/ William D. Kirkland
William D. Kirkland Chief Executive Officer